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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post Effective Amendment No. 3 to Registration Statement No. 333-107117 on Form S-3 of Alaska Air Group, Inc. of our report dated February 27, 2004 (May 20, 2004 for Note 17) (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" discussed in Note 15 and the revision described in
Note 17), appearing in the Annual Report of Alaska Air Group, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Seattle, Washington
May 20, 2004